  Alternative Loan Trust 2007-6
Issuing Entity

Final Term Sheet

$366,513,427

(Approximate)

CWALT, Inc.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and none of the depositor, the issuing entity or any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUING ENTITY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS

DATED FEBRUARY 26, 2007

Mortgage Pass-Through Certificates, Series 2007-6

Distributions payable monthly, beginning March 26, 2007

The issuing entity will issue certificates, including the following classes of certificates that are offered pursuant to this free writing prospectus and the accompanying prospectus:

	Initial Class Certificate Balance/Initial Notional Amount (1)		Pass-Through Rate (2)
Class A-1	$61,489,000		5.75%
Class A-2	$111,549,000		5.75%
Class A-3	$5,239,000		5.75%
Class A-4	$69,630,000		5.75%
Class A-5	$60,000,000	(3)	Floating
Class A-6	$60,000,000		Floating
Class A-7	$12,411,000		5.75%
Class A-8	$100,000		5.75%
Class A-9	$27,731,000		5.75%
Class X	$287,071,669	(3)	Variable
Class PO	$2,412,927		(4)
Class A-R	$100		5.75%
Class M-A	$185,000		5.75%
Class M	$9,645,500		5.75%
Class B-1	$3,524,100		5.75%
Class B-2	$2,596,800		5.75%

(1) This amount is subject to a permitted variance in the aggregate of plus or minus 5%.

(2) The classes of certificates offered by this free writing prospectus, together with their pass-through rates, the method for calculating their pass-through rates and their initial ratings, are listed in the tables under “Summary — Description of the Certificates” beginning on page 16 of this free writing prospectus.

(3) The Class A-5 and Class X Certificates are interest only notional amount certificates. The initial notional amounts are set forth in the table but are not included in the aggregate class certificate balance of the certificates offered.

(4) The Class PO Certificates are principal only certificates and will not accrue interest.

This free writing prospectus and the accompanying prospectus relate only to the offering of the certificates listed above and not to the other classes of certificates that will be issued by the issuing entity. The certificates represent interests in a pool consisting of 40-year conventional, fixed rate mortgage loans secured by first liens on one- to four-family residential properties.

Credit enhancement for the offered certificates consists of subordination.

The credit enhancement for each class of certificates varies. Not all credit enhancement is available for every class. The credit enhancement for the certificates is described in more detail in this free writing prospectus.
The Class A-6 Certificates will also have the benefit of an interest rate corridor contract.

Issuing Entity

Alternative Loan Trust 2007-6, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Master Servicer

Countrywide Home Loans Servicing LP.

Special Servicer

Litton Loan Servicing LP.

Trustee

The Bank of New York.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan, the later of February 1, 2007 and the date of origination for that mortgage loan (the “cut-off date”).

Closing Date

On or about February 27, 2007.

The Mortgage Loans

The mortgage loans will consist of 40-year conventional fixed-rate mortgage loans secured by first liens on one-to-four family residential properties.

The statistical information presented in this free writing prospectus is as of the cut-off date. The depositor believes that the information set forth in this free writing prospectus regarding the mortgage loans as of the cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be substituted for the mortgage loans that are described in this free writing prospectus. Any substitution will not result in a material difference in the final mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

As of the cut-off date, the mortgage loans in the mortgage pool had the following characteristics:

Aggregate Current Principal Balance	$370,965,058

Geographic Concentrations in excess of 10%:
California	46.13%

Weighted Average Original LTV Ratio	71.58%

Weighted Average Mortgage Rate	6.351%

Range of Mortgage Rates	5.125% to 8.625%

Average Current Principal Balance	$277,046

Range of Current Principal Balances	$28,400 to $1,273,442

Weighted Average Remaining Term to Maturity	479 months

Weighted Average FICO Credit Score	710

Additional information regarding the mortgage loans is attached as Annex A to this free writing prospectus.

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance/Initial Notional Amount (1)	Type	Initial Rating (Fitch) (2)	Initial Rating (Moody’s) (2)	Initial Rating (S&P) (2)
Offered Certificates
Class A-1	$61,489,000	Senior/Fixed Pass-Through Rate/Planned Balance	AAA	Aaa	N/A

Class A-2	$111,549,000	Senior/ Fixed Pass-Through Rate	AAA	Aaa	N/A

Class A-3	$5,239,000	Senior/Fixed Pass-Through Rate	AAA	Aaa	N/A

Class A-4	$69,630,000	Senior/Fixed Pass-Through Rate/NAS	AAA	Aaa	AAA

Class A-5	$60,000,000	Senior/Inverse Floating Pass-Through Rate/Notional Amount/Interest Only	AAA	Aaa	N/A

Class A-6	$60,000,000	Senior/Floating Pass-Through Rate/Targeted Balance/Accretion Directed	AAA	Aaa	AAA

Class A-7	$12,411,000	Senior/Fixed Pass-Through Rate/Companion/Accrual/ Accretion Directed	AAA	Aaa	N/A

Class A-8	$100,000	Senior/Fixed Pass-Through Rate/Companion/Accrual	AAA	Aaa	N/A

Class A-9	$27,731,000	Senior/Fixed Pass-Through Rate	AAA	Aaa	N/A

Class X	$287,071,669	Senior/ Variable Pass-Through Rate/ Notional Amount/ Interest Only	AAA	Aaa	N/A

Class PO	$2,412,927	Senior/ Principal Only	AAA	Aaa	N/A

Class A-R	$100	Senior/ Fixed Pass-Through Rate/ Residual	AAA	Aaa	N/A

Class M-A	$185,000	Mezzanine/Fixed Pass Through Rate	AA+	Aa1	N/A

Class M	$9,645,500	Subordinate/ Fixed Pass- Through Rate	AA	N/R	N/A

Class B-1	$3,524,100	Subordinate/ Fixed Pass- Through Rate	A	N/R	N/A

Class B-2	$2,596,800	Subordinate/ Fixed Pass- Through Rate	BBB	N/R	N/A

Non-Offered Certificates (3)
Class B-3	$1,854,800	Subordinate/ Fixed Pass- Through Rate

Class B-4	$1,298,400	Subordinate/ Fixed Pass- Through Rate

Class B-5	$1,298,430	Subordinate/ Fixed Pass- Through Rate

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of mortgage loans actually delivered on the closing date.

(2)
The offered certificates will not be offered unless they are assigned the indicated ratings by Fitch Ratings (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). “N/R” indicates that the agency was not asked to rate the certificates. The Class B-3, Class B-4 and Class B-5 Certificates are not offered by this free writing prospectus, so ratings for those classes of certificates have not been provided. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)
The Class B-3, Class B-4 and Class B-5 Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class B-3, Class B-4 and Class B-5 Certificates is provided only to permit a better understanding of the offered certificates.

The certificates also will have the following characteristics:

Class	Pass-Through Rate	Interest Accrual Period	Interest Accrual Convention
Offered Certificates
Class A-1	5.75%	calendar month (1)	30/360 (2)
Class A-2	5.75%	calendar month (1)	30/360 (2)
Class A-3	5.75%	calendar month (1)	30/360 (2)
Class A-4	5.75%	calendar month (1)	30/360 (2)
Class A-5	5.40% - LIBOR (3)	(4)	30/360 (2)
Class A-6	LIBOR + 0.35% (3)	(4)	30/360 (2)
Class A-7	5.75%	calendar month (1)	30/360 (2)
Class A-8	5.75%	calendar month (1)	30/360 (2)
Class A-9	5.75%	calendar month (1)	30/360 (2)
Class PO	(5)	N/A	N/A
Class X	(6)	calendar month (1)	30/360 (2)
Class A-R	5.75%	calendar month (1)	30/360 (2)
Class M-A	5.75%	calendar month (1)	30/360 (2)
Class M	5.75%	calendar month (1)	30/360 (2)
Class B-1	5.75%	calendar month (1)	30/360 (2)
Class B-2	5.75%	calendar month (1)	30/360 (2)

Non-Offered Certificates
Class B-3	5.75%	calendar month (1)	30/360 (2)
Class B-4	5.75%	calendar month (1)	30/360 (2)
Class B-5	5.75%	calendar month (1)	30/360 (2)

(1)	The interest accrual period for any distribution date will be the calendar month before the month of that distribution date.

(2)	Interest will accrue at the rate described in this table on the basis of a 360-day year divided into twelve 30 day months.

(3)
The pass-through rates on the LIBOR Certificates may adjust monthly based on the level of one-month LIBOR, subject to a cap. LIBOR for the related interest accrual period is calculated as described in this free writing prospectus.

(4)
The interest accrual period for any distribution date will be the one-month period commencing on the 25th day of the month prior to the month in which that distribution date occurs and ending on the 24th day of the month of that distribution date.

(5)	The Class PO Certificates are principal only certificates and will not accrue any interest.

(6)
The pass-through rate for the Class X Certificates for the interest accrual period related to any distribution date will be equal to the weighted average of the net mortgage rates of the non-discount mortgage loans, weighted on the basis of the stated principal balance thereof as of the due date in the preceding calendar month (after giving effect to prepayments received in the prepayment period related to such prior due date) less 5.75%..

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates
Senior Certificates	Class A, Class PO and Class X Certificates

Mezzanine Certificates	Class M-A Certificates

Subordinated Certificates	Class M and Class B Certificates

Class A Certificates	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9 and Class A-R Certificates

Class B Certificates	Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates

LIBOR Certificates	Class A-5 and Class A-6 Certificates

Notional Amount Certificates	Class A-5 and Class X Certificates

Offered Certificates	Senior Certificates, Class M-A, Class M, Class B-1 and Class B-2 Certificates

Record Date

The last business day of the month preceding the month of that distribution date.

Denominations

Offered Certificates other than the Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company.

Class A-R Certificates

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on March 26, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Last Scheduled Distribution Date

The last scheduled distribution date for each class of certificates is the distribution date in April 2047. Since the rate of distributions in reduction of the class certificate balance or notional amount of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance or notional amount of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Payments

The related interest accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table beginning on page 7.

On each distribution date, to the extent funds are available, each class of certificates will be entitled to receive or accrete:

•
interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance or notional amount, as applicable, immediately prior to that distribution date; and

•	any interest that was not paid or accreted on prior distribution dates; less

•	any net interest shortfalls allocated to that class for that distribution date.

The Class A-7 and Class A-8 Certificates are accrual certificates. Interest will accrue on the Class A-7 and Class A-8 Certificates during each interest accrual period at a per annum rate of 5.75%. However, these accrued interest amounts will not be distributed as interest to the Class A-7 and Class A-8 Certificates until the related accrual termination date, which is the earlier of:

•	the date on which the class certificate balance of each class of subordinated certificates is reduced to zero; and

•	in the case of the Class A-7 Certificates, the distribution date on which the class certificate balance of the Class A-6 Certificates is reduced to zero; or

•	in the case of the Class A-8 Certificates, the distribution date on which the aggregate class certificate balance of the Class A-6 and Class A-7 Certificates is reduced to zero.

This accrued and unpaid interest will be added to the respective class certificate balances of the Class A-7 and Class A-8 Certificates, as applicable, on the related distribution date.

The Class PO Certificates do not bear interest.

Allocation of Net Interest Shortfalls:

For any distribution date, the interest entitlement for each class of interest-bearing certificates will be reduced by the amount of net interest shortfalls experienced by the mortgage loans resulting from:

•	prepayments on the mortgage loans; and

•	reductions in the interest rate on the related mortgage loans due to Servicemembers Relief Act reductions or debt service reductions.

Net interest shortfalls on any distribution date will be allocated pro rata among all senior, mezzanine and subordinate classes entitled to receive or accrete distributions of interest on that distribution date, based on their respective entitlements, in each case before taking into account any reduction in the amounts from net interest shortfalls.

If on any distribution date, available funds are not sufficient to make a full distribution or accretion of the interest entitlement on the certificates in the order described below under “— Priority of Distributions Among Certificates”, interest will be distributed or accreted on each class of certificates of equal priority, pro rata, based on their respective entitlements. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates will be entitled to receive on the next distribution date.

Corridor Contract

The Class A-6 Certificates will have the benefit of an interest rate corridor contract.

On or prior to the corridor contract termination date, amounts received by the trustee, on behalf of the supplemental interest trust, in respect of the corridor contract will be available as described in this free writing prospectus to make payments of the yield supplement amount to the Class A-6 Certificates if LIBOR (as calculated for the interest accrual period related to that distribution date) exceeds 5.40%, with a ceiling of 9.15%.

Principal Payments

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus.

Generally, all payments and other amounts in respect of principal of the mortgage loans will be allocated between the Class PO Certificates, on the one hand, and the senior certificates (other than the notional amount certificates and the Class PO) and the mezzanine certificates and the subordinated certificates, on the other hand, in each case based on the applicable PO Percentage and the applicable non-PO percentage, respectively, of those amounts. The non-PO percentage with respect to any mortgage loan with a net mortgage rate less than 5.75% will be equal to the net mortgage rate divided by 5.75% and the PO percentage of that mortgage loan will be equal to 100% minus that non-PO percentage. With respect to a mortgage loan with a net mortgage rate equal to or greater than 5.75%, the non-PO percentage will be 100% and the PO percentage will be 0%. The applicable non-PO percentage of those amounts will be allocated to the senior certificates (other than the notional amount certificates and the Class PO Certificates) as set forth below, and any remainder of the non-PO amount is allocated to the mezzanine certificates and the subordinated certificates:

•
in the case of scheduled principal collections on the mortgage loans, the amount allocated to the senior certificates is based on the ratio of the aggregate class certificate balance of the senior certificates to the aggregate class certificate balance of all certificates, other than the Class PO Certificates; and

•
in the case of principal prepayments the amount allocated to the senior certificates is based on a fixed percentage (equal to 100%) until the fifth anniversary of the first distribution date, at which time the percentage will step down as described herein, if the specified conditions are met.

Notwithstanding the foregoing, no decrease in the senior prepayment percentage will occur unless certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied.

Principal will be distributed on each class of certificates entitled to receive principal payments as described below under “—Amounts Available for Distributions on the Certificates.”

The notional amount certificates do not have class certificate balances and are not entitled to any distributions of principal but will bear interest during each interest accrual period on their respective notional amounts.

See “Description of the Certificates — Principal” in this free writing prospectus.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted):

•	all scheduled installments of interest and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them;

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•
net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest);

•	subsequent recoveries with respect to mortgage loans;

•
partial or full prepayments collected during the applicable period, together with interest paid in connection with the prepayment (other than certain excess amounts payable to the master servicer) and the compensating interest; and

•
any substitution adjustment amounts or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by a seller or originator or purchased by the master servicer during the applicable period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the master servicing fee, the special servicing fee and additional servicing compensation due to the master servicer or the special servicer, as applicable;

•	the trustee fee due to the trustee;

•	lender paid mortgage insurance premiums, if any;

•
the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement; and

•	all other amounts for which the depositor, a seller or the master servicer is entitled to be reimbursed.

Any amounts paid from amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan (other than any mortgage loan that is being specially serviced by the special servicer). The servicing fee rate for each mortgage loan will be 0.250% per annum. The master servicing fee for the mortgage loans will equal one-twelfth of the stated principal balance of each mortgage loan multiplied by the servicing fee rate. The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans.

Special Servicing Fee:

The special servicer will be paid a monthly fee (referred to as the special servicing fee) with respect to each mortgage loan specially serviced by it equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by the servicing fee rate.

Additional Servicing Compensation:

The master servicer or the special servicer, as applicable, is also entitled to receive, as additional servicing compensation, excess proceeds, all late payment fees, assumption fees and other similar charges including prepayment charges on the mortgage loans that it services. The master servicer is also entitled to receive all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts as described under “Description of the Certificates —Priority of Distributions Among Certificates”.

Source and Priority of Distributions:

The master servicing fee, the special servicing fee and the additional servicing compensation described above will be paid to the master servicer or the special servicer, as applicable, from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Distributions

Priority of Distributions Among Certificates

In general, on any distribution date, available funds will be distributed in the following order:

•	to interest on each interest-bearing class of senior certificates, pro rata, based on their respective interest entitlements;

•	to principal of the classes of senior certificates then entitled to receive distributions of principal, in the order and subject to the priorities set forth below;

•
to any deferred amounts payable on the Class PO Certificates, but only from amounts that would otherwise be distributed on that distribution date as principal of the mezzanine certificates and the subordinated certificates;

•	to interest on and for principal of the Class M-A Certificates;

•
to interest on and then principal of each class of subordinated certificates, in the order of their seniority, beginning with the Class M Certificates, in each case subject to the limitations set forth below; and

•	any remaining available amounts, to the Class A-R Certificates.

Principal

On each distribution date, the non-PO formula principal amount will be distributed first as principal of the related classes of senior certificates (other than the notional amount certificates and the related Class PO Component) as specified below, and second as principal of the mezzanine certificates and the subordinated certificates, in an amount up to the subordinated principal distribution amount.

On each distribution date up to and including the Class A-7 accrual termination date, the amount of accrued interest on the Class A-7 Certificates added to its class certificate balance will be distributed as principal in the following order:

(i) to the Class A-6 Certificates, in an amount up to the amount necessary to reduce its class certificate balance to its targeted balance for that distribution date; and

(ii) to the Class A-7 Certificates, until its class certificate balance is reduced to zero.

On each distribution date up to and including the Class A-8 accrual termination date, the amount of accrued interest on the Class A-8 Certificates added to its class certificate balance will be distributed as principal in the following order:

(i) to the Class A-6 Certificates, in an amount up to the amount necessary to reduce its class certificate balance to its targeted balance for that distribution date;

(ii) to the Class A-7 Certificates, until its class certificate balance is reduced to zero;

(iii) to the Class A-6 Certificates, without regard to its targeted balance for that distribution date, until its class certificate balance is reduced to zero; and

(iv) to the Class A-8 Certificates, until its class certificate balance is reduced to zero.

Senior Certificates (other than the notional amount certificates and the Class PO Certificates):

On each distribution date, the non-PO formula principal amount, up to the amount of the senior principal distribution amount, will be distributed as principal of the following classes of senior certificates, in the following order of priority:

(1) to the Class A-R Certificates, until its class certificate balance is reduced to zero;

(2) to the Class A-4 Certificates, the priority amount (which is zero for the first five years and will increase as described under “Description of the Certificates —Principal” in this free writing prospectus), until its class certificate balance is reduced to zero; and

(3) concurrently, 50.0073603596% sequentially to the Class A-2 and Class A-9 Certificates, in that order, until their respective class certificate balances are reduced to zero, and 49.9926396404% in the following order:

(a) to the Class A-1 Certificates in an amount up to the amount necessary to reduce its class certificate balance to its planned balance for that distribution date;

(b) to the Class A-6 Certificates, in an amount up to the amount necessary to reduce its class certificate balance to its targeted balance for that distribution date;

(c) to the Class A-7 Certificates, until its class certificate balance is reduced to zero;

(d) to the Class A-6 Certificates, without regard to its targeted balance for that distribution date, until its class certificate balance is reduced to zero;

(e) to the Class A-8 Certificates, until its class certificate balance is reduced to zero;

(f) to the Class A-1 Certificates, without regard to its planned balance for that distribution date, until its class certificate balance is reduced to zero; and

(g) to the Class A-3 Certificates, until its class certificate balance is reduced to zero; and

(4) to the Class A-4 Certificates, with regard to the priority amount, until its class certificate balance is reduced to zero.

Class PO Certificates:

On each distribution date, principal will be distributed to the Class PO Certificates in an amount equal to the lesser of (x) the PO formula principal amount for that distribution date and (y) the product of:

•	available funds remaining after distribution or accretion of interest on the senior certificates; and

•	a fraction, the numerator of which is the PO formula principal amount and the denominator of which is the sum of the PO formula principal amount and the senior principal distribution amount.

Mezzanine and Subordinated Certificates; Applicable Credit Support Percentage Trigger:

On each distribution date, to the extent of available funds available therefor, the non-PO formula principal amount, up to the subordinated principal distribution amount, will be distributed first as principal of the mezzanine certificates and then as principal of the subordinated certificates in order of seniority, beginning with the Class M Certificates, until their respective class certificate balances are reduced to zero. The mezzanine certificates and each class of subordinated certificates will be entitled to receive its pro rata share of the subordinated principal distribution amount (based on its respective class certificate balance); provided, that if the applicable credit support percentage of the mezzanine certificates or a class of subordinated certificates (other than the mezzanine certificates or the class of subordinated certificates then outstanding with the highest distribution priority) is less than the original applicable credit support percentage for that class (referred to as a “restricted class”), the restricted classes will not receive distributions of partial principal prepayments and prepayments in full. Instead, the portion of the partial principal prepayments and prepayments in full otherwise distributable to the restricted classes will be allocated to the mezzanine certificates and those classes of subordinated certificates that are not restricted classes, pro rata, based upon their respective class certificate balances, and distributed in the sequential order described above.

Allocation of Realized Losses

On each distribution date, the amount of any realized losses on the mortgage loans will be allocated as follows:

•
the PO percentage of any realized losses on a discount mortgage loan will be allocated to the Class PO Certificates; provided, however, that on or before the senior credit support depletion date, (i) those realized losses will be treated as Class PO Deferred Amounts and will be paid on the Class PO Certificates (to the extent funds are available from amounts otherwise allocable to the subordinated principal distribution amount) before distributions of principal on the mezzanine certificates and the subordinated certificates and (ii) the class certificate balance of the class of mezzanine certificates or the subordinated certificates then outstanding with the lowest distribution priority (or the mezzanine certificates if no subordinate certificates are outstanding) will be reduced by the amount of any payments of Class PO Deferred Amounts; and

•	the non-PO percentage of any realized losses will be allocated in the following order of priority:

•
first, to the subordinated certificates in the reverse order of their priority of distribution, beginning with the class of subordinated certificates outstanding, with the lowest distribution priority until their respective class certificate balances are reduced to zero, and

•	second, to the mezzanine certificates, until its class certificate balance is reduced to zero; and

•
third, concurrently, to the classes of Class A Certificates (other than the notional amount certificates), pro rata, based upon their respective class certificate balances, or in the case of the Class A-7 and Class A-8 Certificates, on the basis of the lesser of their respective class certificate balances immediately prior to that distribution date and their respective initial certificate balances, until their respective class certificate balances are reduced to zero.

In addition, if, on any distribution date, following all distributions and the allocation of realized losses, the aggregate class certificate balance of all classes of certificates exceeds the pool principal balance, then the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority (or the mezzanine certificates if no subordinate certificates are outstanding) will be reduced by the amount of the excess.

Credit Enhancement

The issuance of senior certificates, mezzanine certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

Subordination

The senior certificates will have a distribution priority over the mezzanine certificates and the classes of subordinated certificates. The mezzanine certificates will have a distribution priority over the classes of subordinated certificates. Among the subordinated certificates offered by this free writing prospectus, the Class M Certificates will have a distribution priority over the Class B Certificates. Within the Class B Certificates, each class of certificates will have a distribution priority over those classes of certificates, if any, with a higher numerical designation.

Subordination is designed to provide the holders of certificates with a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans, first to the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, second, to the mezzanine certificates and third, to the related senior certificates (other than the notional amount certificates) in accordance with the priorities set forth above under “— Allocation of Realized Losses.”

Further, the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority, or the mezzanine certificate if no class of subordinated certificates is outstanding, will be reduced by the amount of distributions on the Class PO Certificates in reimbursement for the Class PO deferred amounts as described above under “— Allocation of Realized Losses.”

Additionally, as described above under “— Principal Payments,” the senior prepayment percentage (which determines the allocation of principal prepayments between the senior certificates, the mezzanine certificates and the subordinated certificates) will exceed the senior percentage (which represents the senior certificates (other than the notional amount certificates and the Class PO Certificates) as a percentage of all the certificates (other than the notional amount certificates and the Class PO Certificates) for at least the first 9 years after the closing date. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of realized losses, increasing the interest in the principal balance of the mortgage pool evidenced by the mezzanine certificates and the subordinated certificates. Increasing the respective interest of the mezzanine and subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the mezzanine and subordinated certificates.

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers will be required to repurchase, or substitute, with a replacement mortgage loan, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders in that mortgage loan.

Additionally, the master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more.

Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which it has modified the mortgage rate at the request of the borrower.

The purchase price for any mortgage loans repurchased or purchased by a seller or the master servicer will be generally equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the servicing fee rate).

Optional Termination

The master servicer may purchase all of the remaining assets of the issuing entity and retire all the outstanding classes of certificates on or after the distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

Tax Status

For federal income tax purposes, the issuing entity will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC. The Class

A-6 Certificates will also represent the right to receive yield supplement amounts from the supplemental interest trust. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

The supplemental interest trust, corridor contract and corridor contract reserve fund will not constitute any part of any REMIC described in the pooling and servicing agreement.

ERISA Considerations

The offered certificates (other than the Class PO, Class X and Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met. The Class A-6 Certificates may not be acquired or held by a person investing assets of any such plans or arrangements before the termination of the corridor contract, unless such acquisition or holding is eligible for the exemptive relief available under one of the class exemptions or a statutory exemption.

Legal Investment

The senior certificates and the Class M-A and Class M Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.

The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of CWALT, Inc., Countrywide Home Loans, Inc. (or any other seller), Countrywide Home Loans Servicing LP or any of their affiliates.

The Mortgage Pass-Through Certificates, Series 2007-6, will consist of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class X, Class PO, Class A-R, Class M-A, Class M, Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates. Only the classes of certificates listed on the cover page are being offered by this free writing prospectus.

When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Senior Certificates	Class A, Class PO and Class X Certificates

Mezzanine Certificates	Class M-A Certificates

Subordinated Certificates	Class M and Class B Certificates

Class A Certificates	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9 and Class A-R Certificates

Class B Certificates	Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates

LIBOR Certificates	Class A-5 and Class A-6 Certificates

Notional Amount Certificates	Class A-5 and Class X Certificates

Offered Certificates	Senior Certificates and Class M-A, Class M, Class B-1 and Class B-2 Certificates

The certificates are generally referred to as the following types:

Class	Type
Class A-1	Senior/Fixed Pass-Through Rate/Planned Balance

Class A-2	Senior/ Fixed Pass-Through Rate

Class A-3	Senior/Fixed Pass-Through Rate

Class A-4	Senior/Fixed Pass-Through Rate/NAS

Class A-5	Senior/Inverse Floating Pass-Through Rate/Notional Amount/Interest Only

Class A-6	Senior/Floating Pass-Through Rate/Targeted Balance/Accretion Directed

Class A-7	Senior/Fixed Pass-Through Rate/Companion/Accrual/ Accretion Directed

Class A-8	Senior/Fixed Pass-Through Rate/Companion/Accrual

Class A-9	Senior/Fixed Pass-Through Rate

Class X	Senior/Variable Pass-Through Rate/ Notional Amount/ Interest Only

Class PO	Senior/ Principal Only

Class A-R	Senior/Fixed Pass-Through Rate/ Residual

Class M-A	Mezzanine/Fixed Pass-Through Rate

Subordinated Certificates	Subordinate/Fixed Pass- Through Rate

The Class B-3, Class B-4 and Class B-5 Certificates are not being offered by this free writing prospectus. Any information presented in this free writing prospectus with respect to the Class B-3, Class B-4 and Class B-5 Certificates is provided only to permit a better understanding of the offered certificates.

The senior certificates will have an initial aggregate class certificate balance of approximately $350,562,027 and will evidence in the aggregate an initial beneficial ownership interest of approximately 94.50% in the issuing entity. The mezzanine certificates and subordinated certificates will each evidence the initial beneficial ownership interest in the issuing entity set forth below:

Class of Subordinated Certificates	Initial Beneficial Ownership Interest
Class M-A	0.05%
Class M	2.60%
Class B-1	0.95%
Class B-2	0.70%
Class B-3	0.50%
Class B-4	0.35%
Class B-5	0.35%

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of certificates (other than the notional amount certificates) as of any Distribution Date is the initial Class Certificate Balance of the class reduced by the sum of:

•	all amounts previously distributed to holders of certificates of the class as payments of principal,

•	the amount of Realized Losses allocated to the class, and

•
in the case of any class of mezzanine certificates and subordinated certificates, any amounts allocated to the class in reduction of its Class Certificate Balance in respect of payments of Class PO Deferred Amounts, as described under “— Allocation of Losses,”; and

in the case of the Class A-7 and Class A-8 Certificates increased by:

•	all interest accrued and added to their respective Class Certificate Balances prior to that Distribution Date;

provided, however, that the Class Certificate Balance of each class of certificates to which Realized Losses have been allocated will be increased sequentially in the order of distribution priority (from highest to lowest) by the amount of Subsequent Recoveries distributed as principal to any class of certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance of that class of certificates. See “The Agreements - Realization Upon Defaulted Loans - Application of Liquidation Proceeds” in the prospectus.

In addition, the Class Certificate Balance of the class of subordinated certificates then outstanding with the highest numerical class designation, or the mezzanine certificates if no class of subordinated certificates is outstanding, will be reduced if and to the extent that the aggregate of the Class Certificate Balances of all classes of certificates, following all distributions and the allocation of all Realized Losses on any Distribution Date, exceeds the aggregate Stated Principal Balance of the mortgage loans as of the Due Date occurring in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period).

Notional Amount Certificates

The Class A-5 and Class X Certificates are notional amount certificates.

The notional amount of the Class A-5 Certificates for any Distribution Date will equal the Class Certificate Balance of the Class A-6 Certificates immediately prior to such Distribution Date.

The notional amount of the Class X Certificates for any Distribution Date will equal the aggregate Stated Principal Balance of the Non-Discount mortgage loans as of the Due Date in the preceding calendar month (after giving effect to prepayments received in the Prepayment Period related to such prior Due Date).

Book-Entry Certificates; Denominations

The offered certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Each class of book-entry certificates will be issued as one or more certificates which in the aggregate will equal the initial Class Certificate Balance of each class of certificates and which will be held by a depository, initially a nominee of The Depository Trust Company. Beneficial interests in the book entry certificates will be held indirectly by investors through the book-entry facilities of the depository, as described in this free writing prospectus. Investors may hold the beneficial interests in the book entry certificates in minimum denominations representing an original principal amount or notional amount of $25,000 and in integral multiples of $1 in excess thereof. The depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities — Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the pooling and servicing agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the issuing entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

For a description of the procedures generally applicable to the book-entry certificates, see“Description of the Securities — Book-Entry Registration of Securities” in the prospectus.

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

The LIBOR Certificates will bear interest during their initial interest accrual period at the applicable initial pass-through rates set forth in the table under “— Interest” below, and during each interest accrual period thereafter at the applicable rate determined as described in the table under “— Interest” below.

LIBOR applicable to an interest accrual period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that interest accrual period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the trustee, as Calculation Agent, will establish LIBOR for the related interest accrual period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the next interest accrual period shall be calculated in accordance with the method described in the prospectus under “Description of the Securities — Indices Applicable to Floating Rate and Inverse Floating Rate Classes — LIBOR.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 5.32%.

Payments on Mortgage Loans; Accounts

Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, N.A., which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of mortgage loans subsequent to the cut-off date (other than in respect of principal and interest due on the mortgage loans on or before the cut-off date) and the following amounts required to be deposited under the pooling and servicing agreement:

•	all payments on account of principal on the mortgage loans, including principal prepayments;

•
all payments on account of interest on the mortgage loans, net of the related master servicing fee (as adjusted by Compensating Interest payments) or special servicing fee, any lender paid mortgage insurance premiums and any prepayment interest excess;

•
all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the mortgagor in accordance with the master servicer’s normal servicing procedures;

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible;

•	any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from REO Property;

•	all Substitution Adjustment Amounts; and

•	all advances made by the master servicer.

Prior to their deposit into the Certificate Account, payments and collections on the mortgage loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors — Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the prospectus.

The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:

•	to pay to the master servicer the master servicing fee and the additional servicing compensation (to the extent not previously retained by the master servicer);

•
to reimburse each of the master servicer and the trustee for unreimbursed advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the mortgage loan(s) in respect of which any such advance was made;

•
to reimburse each of the master servicer and the trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable advance and identifying the related mortgage loan(s), and their respective portions of the nonrecoverable advance);

•	to reimburse the master servicer for insured expenses from the related insurance proceeds;

•
to reimburse the master servicer for (a) any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a mortgaged property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto);

•
to pay to the purchaser, with respect to each mortgage loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such mortgage loan after the date of such purchase;

•	to reimburse the sellers and the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement;

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account;

•	to withdraw an amount equal to the sum of (a) the Available Funds and (b) the trustee fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account; and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.

The master servicer is required to maintain separate accounting, on a mortgage loan by mortgage loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.

Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds and the trustee fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

•	the aggregate amount remitted by the master servicer to the trustee; and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.

The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders as described below under “— Priority of Distributions Among Certificates” and may from time to time make withdrawals from the Distribution Account:

•	to pay the trustee fee to the trustee;

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account;

•
to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error); and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the mortgage loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.

Investments of Amounts Held in Accounts

The Certificate Account and the Distribution Account. All funds in the Certificate Account and the Distribution Account will be invested in permitted investments at the direction, and for the benefit and risk, of the master servicer. All income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account or the Distribution Account and made in accordance with the pooling and servicing agreement.

The Corridor Contract Reserve Fund. Funds in the Corridor Contract Reserve Fund will be invested in The Bank of New York cash reserves. Any net investment earnings will be retained in the Corridor Contract Reserve Fund until withdrawn upon the earlier of the reduction of the aggregate Class Certificate Balance of the Class A-6 Certificates to zero and the termination of the pooling and servicing agreement. Any losses incurred in the Corridor Contract Reserve Fund in respect of the investment will be charged against amounts on deposit in the Corridor Contract Reserve Fund (or the investments) immediately as realized. The trustee, on behalf of the Supplemental Interest Trust, will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Corridor Contract Reserve Fund and made in accordance with the pooling and servicing agreement.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type/Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees
Master Servicing Fee / Master Servicer	One-twelfth of the Stated Principal Balance of each mortgage loan (other than a Specially Serviced Mortgage Loan) multiplied by the servicing fee rate (3)	Compensation	Collections with respect to each mortgage loan and (other than a Specially Serviced Mortgage Loan) any liquidation proceeds or Subsequent Recoveries	Monthly

	Prepayment interest excess	Compensation	Interest paid by obligors with respect to certain prepayments on the mortgage loans	Monthly

Special Servicing Fee / Special Servicer	One-twelfth of the Stated Principal Balance of each Specially Serviced Mortgage Loan multiplied by the servicing fee rate (3)	Compensation	Collections with respect to each Specially Serviced Mortgage Loan and any liquidation proceeds or Subsequent Recoveries	Monthly

Additional Servicing Compensation / Master Servicer and Special Servicer	• All late payment fees, assumption fees and other similar charges including prepayment charges	Compensation
Payments made by obligors with respect to the mortgage loans other than the Specially Serviced Mortgage Loans (in the case of the master servicer) or the Specially Serviced Mortgage Loans (in the case of the special servicer)
Time to time

•  All investment income earned on amounts on deposit in the Certificate Account and Distribution Account (in the case of the master servicer) or the Special Servicing Account (in the case of the special servicer).
		Compensation	Investment income related to the Certificate Account and Distribution Account (in the case of the master servicer) or the Special Servicing Account (in the case of the special servicer)	Monthly

	• Excess Proceeds (4)	Compensation
Liquidation proceeds and Subsequent Recoveries with respect to each Liquidated Mortgage Loan other than a Specially Serviced Mortgage Loan (in the case of the master servicer) or each Liquidated Mortgage Loan that is a Specially Serviced Mortgage Loan (in the case of the special servicer)
Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding mortgage loans. (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Type/Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Expenses

Insured expenses / Master Servicer and Special Servicer	Expenses incurred by the master servicer and special servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the mortgage loan	Time to time

Servicing Advances / Master Servicer and Special Servicer	To the extent of funds available, the amount of any Servicing Advances.	Reimbursement of Expenses
With respect to each mortgage loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that mortgage loan (6)
Time to time

Indemnification expenses / the Sellers, the Master Servicer, the Special Servicer and the Depositor	Amounts for which the sellers, the master servicer, the special servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

(1)
If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus. Any increase in the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement. See “The Agreements— Amendment” in the prospectus.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)	The servicing fee rate for each mortgage loan will be 0.250% per annum. The amount of the monthly master servicing fee is subject to adjustment with respect to mortgage loans that are prepaid in full.

(4)
“Excess Proceeds” with respect to a liquidated mortgage loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the mortgage loan plus (ii) accrued interest on the mortgage loan at the mortgage rate during each Due Period as to which interest was not paid or advanced on the mortgage loan.

(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.

(6)
Reimbursement of Servicing Advances for a mortgage loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that mortgage loan.

(7)
Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses. In addition, the special servicer is entitled to indemnification from the master servicer and Countrywide Home Loans, Inc. of certain expenses.

Distributions

Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in March 2007 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the Record Date. The “Record Date” for any Distribution Date will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.

Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more or who holds a notional amount certificate and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the trustee.

Priority of Distributions Among Certificates

As more fully described in this free writing prospectus, distributions will be made on each Distribution Date from Available Funds in the following order of priority:

•	to interest on each interest-bearing class of senior certificates, pro rata, based on their respective interest entitlements;

•
to principal of the classes of senior certificates then entitled to receive distributions of principal, in the order and subject to the priorities set forth under “Description of the Certificates — Principal” in this free writing prospectus in each case in an aggregate amount up to the maximum amount of principal to be distributed on the classes on the Distribution Date;

•
to any Class PO Deferred Amounts with respect to the Class PO Certificates, but only from amounts that would otherwise be distributed on the Distribution Date as principal of the mezzanine and subordinated certificates;

•
to interest on and then principal of the Class M-A Certificates subject to the limitations set forth under “Description of the Certificates — Interest” and “— Principal” in this free writing prospectus;

•
to interest on and then principal of each class of subordinated certificates, in the order of their numerical class designations, beginning with the Class M Certificates, in each case subject to the limitations set forth under “Description of the Certificates — Interest” and “— Principal” in this free writing prospectus; and

•	from any remaining available amounts, to the Class A-R Certificates.

“Available Funds” for any Distribution Date will equal the sum of:

•
all scheduled installments of interest (net of the related Expense Fees and premiums in respect of lender paid primary mortgage insurance on a mortgage loan) and principal due on the Due Date in the month in which the Distribution Date occurs and received before the related Determination Date, together with any advances with respect to them;

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the mortgagor in accordance with the master servicer’s normal servicing procedures and all other cash amounts received and retained in connection with (a) the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any) and (b) any Subsequent Recoveries;

•
all partial or full prepayments received during the related Prepayment Period, together with all interest paid in connection with those payments, other than certain excess amounts and Compensating Interest; and

•
amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by the related seller or the master servicer as of the Distribution Date;

reduced by amounts in reimbursement for advances previously made and other amounts as to which the master servicer is entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement.

Interest

Pass-Through Rates. The classes of offered certificates will have their respective pass-through rates set forth on the cover page hereof or as described below.

LIBOR Certificates.

Each class of LIBOR Certificates will bear interest during its initial interest accrual period at the Initial Pass-Through Rate set forth below, and will bear interest during each interest accrual period thereafter, subject to the applicable Maximum and Minimum Pass-Through Rates, at the per annum rate determined by reference to LIBOR as described below:

Class	Initial Pass-Through Rate	Maximum/Minimum Pass-Through Rate	Formula for Calculation of Class Pass-Through Rate
Class A-5	0.08%	5.40%/0.00%	5.40% - LIBOR
Class A-6	5.67%	5.75%/0.35%	LIBOR + 0.35%

Class X Certificates

The pass-through rate of the Class X Certificates for the Interest Accrual Period for any Distribution Date will be equal to the excess of (a) the weighted average of the net mortgage rates of the Non-Discount mortgage loans, weighted on the basis of the Stated Principal Balances thereof as of the Due Date in the preceding calendar month (after giving effect to prepayments received in the Prepayment Period related to such prior Due Date), over (b) 5.75%. The pass-through rate for the Class X Certificates for the Interest Accrual Period for the first Distribution Date is expected to be approximately 0.478077% per annum.

Interest Entitlement. With respect to each Distribution Date for all of the interest- bearing certificates (other than the LIBOR Certificates), the interest accrual period will be the calendar month preceding the month of the Distribution Date. The interest accrual period for the LIBOR Certificates will be the one-month period commencing on the 25th day of the month before the month in which that Distribution Date occurs and ending on the 24th day of the month in which the Distribution Date occurs. Each interest accrual period will be deemed to consist of 30 days. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.

On each Distribution Date, to the extent of funds available therefor, each interest-bearing class of certificates will be entitled to receive or accrete an amount allocable to interest for the related interest accrual period. This “interest entitlement” for any interest-bearing class will be equal to the sum of:

•	interest at the applicable pass-through rate on the related Class Certificate Balance or notional amount, as the case may be, immediately prior to that Distribution Date; and

•
the sum of the amounts, if any, by which the amount described in the immediately preceding bullet point on each prior Distribution Date exceeded the amount actually distributed or accreted as interest on the prior Distribution Dates and not subsequently distributed or accreted (which are called unpaid interest amounts).

The Class A-7 and Class A-8 are accrual certificates. Interest will accrue on the Class A-7 and Class A-8 Certificates during each interest accrual period at a per annum rate of 5.75%. However, this accrued amount will not be distributed as interest to the Class A-7 and Class A-8 Certificates until the Accrual Termination Date, which is the earlier of:

•	the date on which the Class Certificate Balance of each class of mezzanine and subordinated certificates is reduced to zero; and

•	in the case of the Class A-7 Certificates, the Distribution Date on which the Class Certificate Balance of the Class A-6 Certificates is reduced to zero; or

•	in the case of the Class A-8 Certificates the Distribution Date on which the aggregate Class Certificate Balance of the Class A-6 and Class A-7 Certificates is reduced to zero.

This accrued and unpaid interest will be added to the respective Class Certificate Balances of the Class

A-7 and Class A-8 Certificates on the related Distribution Date.

For each Distribution Date on or prior to the Corridor Contract Termination Date on which LIBOR exceeds 5.40%, in addition to the interest entitlement described above, the Class A-6 Certificates will be entitled to receive the yield supplement amount from payments under the Corridor Contract. See “—The Corridor Contract” in this free writing prospectus.

The Class PO Certificates are principal only certificates and will not bear interest.

Allocation of Net Interest Shortfalls

The interest entitlement described above for each class of certificates for any Distribution Date will be reduced by the amount of “Net Interest Shortfalls” for the Distribution Date. With respect to any Distribution Date, the “Net Interest Shortfall” is equal to the sum of:

•	any net prepayment interest shortfalls for the Distribution Date, and

•	the amount of interest that would otherwise have been received with respect to any mortgage loan that was the subject of a Relief Act Reduction or a Debt Service Reduction.

With respect to any Distribution Date, a “net prepayment interest shortfall” is the amount by which the aggregate of prepayment interest shortfalls experienced by the mortgage loans exceeds the Compensating Interest for that Distribution Date.

A “prepayment interest shortfall” is the amount by which interest paid by a borrower in connection with a prepayment of principal on a mortgage loan during the portion of the related Prepayment Period occurring in the calendar month preceding the month of the Distribution Date is less than one month’s interest at the related mortgage rate less the servicing fee rate on the Stated Principal Balance of the mortgage loan.

A “Relief Act Reduction” is a reduction in the amount of the monthly interest payment on a mortgage loan pursuant to the Servicemembers Civil Relief Act or similar state laws. See “The Agreements — Certain Legal Aspects of the Loans — Servicemembers Civil Relief Act” in the prospectus.

A “Debt Service Reduction” is the modification of the terms of a mortgage loan in the course of a borrower’s bankruptcy proceeding, allowing for the reduction of the amount of the monthly payment on the related mortgage loan.

Net Interest Shortfalls on any Distribution Date will be allocated pro rata among all classes of senior, mezzanine and subordinated certificates entitled to receive or accrete distributions of interest on such Distribution Date, based on the amount of interest each such class of certificates would otherwise be entitled to receive or accrete on such Distribution Date, in each case before taking into account any reduction in such amounts from Net Interest Shortfalls.

If on a particular Distribution Date, Available Funds in the Certificate Account applied in the order described above under “— Priority of Distributions Among Certificates” are not sufficient to make a full distribution or accretion of the interest entitlement on the certificates, interest will be distributed or accreted on each class of certificates of equal priority based on the amount of interest it would otherwise have been entitled to receive or accrete in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each class of certificates will be entitled to receive or accrete on the next Distribution Date. A shortfall could occur, for example, if losses realized on the mortgage loans were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.

The Corridor Contract

Citigroup Global Markets Inc. has entered into an interest rate corridor transaction with Bear Stearns Financial Products Inc. (“Bear Stearns” or the “Corridor Contract Counterparty”), as evidenced by a confirmation between Citigroup Global Markets Inc., the Corridor Contract Counterparty and The Bank of New York, as trustee of the supplemental interest trust (in such capacity, the “supplemental interest trustee”) (the “Corridor Contract”).

The Corridor Contract will be an asset of a separate trust (the “supplemental interest trust”) created under the pooling and servicing agreement for the benefit of the Class A-6 Certificates.

Pursuant to the Corridor Contract, the terms of an ISDA Master Agreement were incorporated into the confirmation of the Corridor Contract, as if such an ISDA Master Agreement had been executed by the supplemental interest trustee and the Corridor Contract Counterparty on the date that the Corridor Contract was executed. The Corridor Contract is also subject to certain ISDA definitions, as published by the International Swaps and Derivatives Association, Inc. On the closing date, Citigroup Global Markets Inc. will assign its rights under the Corridor Contract to the supplemental interest trustee.

With respect to the Corridor Contract and any Distribution Date to and including the Distribution Date in April 2020 (the “Corridor Contract Termination Date”), the amount payable by the Corridor Contract Counterparty under the Corridor Contract will equal the product of (i) the excess, if any, of (x) the lesser of (A) One-Month LIBOR (as determined by the Corridor Contract Counterparty) and (B) 9.15% over (y) 5.40%, (ii) the Corridor Contract Notional Balance for such Distribution Date and (iii) (x) the number of days in the related interest accrual period (calculated on the basis of a 360-day year consisting of twelve 30-day months divided by (y) 360.

On or prior to the Corridor Contract Termination Date, amounts (if any) received under the Corridor Contract by the supplemental interest trustee will be used to pay the Yield Supplement Amount, as described below under “— The Corridor Contract Reserve Fund.” Amounts received on the Corridor Contract will not be available to make distributions on any class of certificates other than the Class A-6 Certificates.

The Corridor Contract Notional Balance is based on the mortgage loans having a constant prepayment rate equal to 75% of the Prepayment Assumption

The “Corridor Contract Notional Balance” is as described in the following table:

Month of Distribution Date	Corridor Contract Notional Balance ($)
March 2007	60,000,000
April 2007	59,940,051
May 2007	59,879,816
June 2007	59,819,291
July 2007	59,758,477
August 2007	59,697,371
September 2007	59,635,972
October 2007	59,574,279
November 2007	59,512,291
December 2007	59,450,006
January 2008	58,153,315
February 2008	56,278,199
March 2008	54,465,197
April 2008	52,713,694
May 2008	51,023,066
June 2008	49,392,679
July 2008	47,821,890
August 2008	46,310,046
September 2008	44,856,485
October 2008	43,460,535
November 2008	42,121,516
December 2008	40,838,740
January 2009	39,611,507
February 2009	38,439,110
March 2009	37,320,834
April 2009	36,255,955
May 2009	35,243,741
June 2009	34,283,450
July 2009	33,374,336
August 2009	32,515,643
September 2009	31,676,967
October 2009	30,857,996
November 2009	30,058,419
December 2009	29,277,930
January 2010	28,516,227
February 2010	27,773,015
March 2010	27,048,001
April 2010	26,340,895
May 2010	25,651,414
June 2010	24,979,277
July 2010	24,324,207
August 2010	23,685,933
September 2010	23,064,186
October 2010	22,458,700
November 2010	21,869,216
December 2010	21,295,477
January 2011	20,737,227
February 2011	20,194,219
March 2011	19,666,206
April 2011	19,152,944
May 2011	18,654,195
June 2011	18,169,723
July 2011	17,699,296
August 2011	17,242,685
September 2011	16,799,663
October 2011	16,370,009
November 2011	15,953,502
December 2011	15,549,928
January 2012	15,159,073
February 2012	14,780,727
March 2012	14,414,683
April 2012	14,182,591
May 2012	13,961,739
June 2012	13,751,931
July 2012	13,552,975
August 2012	13,364,683
September 2012	13,186,869
October 2012	13,019,348
November 2012	12,861,940
December 2012	12,714,467
January 2013	12,576,753
February 2013	12,448,625
March 2013	12,329,913
April 2013	12,256,384
May 2013	12,191,385
June 2013	12,134,756
July 2013	12,086,341
August 2013	12,045,986
September 2013	12,013,537
October 2013	11,988,846
November 2013	11,971,765
December 2013	11,962,149
January 2014	11,953,582
February 2014	11,939,279
March 2014	11,919,436
April 2014	11,855,975
May 2014	11,789,037
June 2014	11,718,773
July 2014	11,645,330
August 2014	11,568,851
September 2014	11,422,845
October 2014	10,992,133
November 2014	10,569,228
December 2014	10,154,006
January 2015	9,746,347
February 2015	9,346,132
March 2015	8,953,243
April 2015	8,660,879
May 2015	8,373,626
June 2015	8,091,404
July 2015	7,814,131
August 2015	7,541,728
September 2015	7,274,114
October 2015	7,011,214
November 2015	6,752,950
December 2015	6,499,248

Month of Distribution Date	Corridor Contract Notional Balance ($)
January 2016	6,250,033
February 2016	6,005,233
March 2016	5,764,776
April 2016	5,604,683
May 2016	5,446,803
June 2016	5,291,106
July 2016	5,137,562
August 2016	4,986,141
September 2016	4,836,814
October 2016	4,689,552
November 2016	4,544,327
December 2016	4,401,110
January 2017	4,259,874
February 2017	4,120,592
March 2017	3,982,710
April 2017	3,846,739
May 2017	3,712,654
June 2017	3,580,428
July 2017	3,450,035
August 2017	3,321,450
September 2017	3,194,648
October 2017	3,069,605
November 2017	2,946,296
December 2017	2,824,697
January 2018	2,704,785
February 2018	2,586,536
March 2018	2,469,927
April 2018	2,354,936
May 2018	2,241,540
June 2018	2,129,717
July 2018	2,019,445
August 2018	1,910,703
September 2018	1,803,470
October 2018	1,697,725
November 2018	1,593,447
December 2018	1,490,616
January 2019	1,389,212
February 2019	1,289,214
March 2019	1,190,605
April 2019	1,093,363
May 2019	997,471
June 2019	902,910
July 2019	809,660
August 2019	717,705
September 2019	627,026
October 2019	537,604
November 2019	449,424
December 2019	362,467
January 2020	276,717
February 2020	192,156
March 2020	108,769
April 2020	26,539
May 2020 and thereafter	0

The Corridor Contract is scheduled to remain in effect up to the Corridor Contract Termination Date. The Corridor Contract will be subject to early termination only in limited circumstances. These circumstances generally include certain insolvency or bankruptcy events in relation to the Corridor Contract Counterparty, the failure by the Corridor Contract Counterparty (within three business days after notice of the failure is received by the Corridor Contract Counterparty) to make a payment due under the Corridor Contract or the Corridor Contract becoming illegal or subject to certain kinds of taxation.

It will be an additional termination event under the Corridor Contract if the Corridor Contract Counterparty has failed to deliver any information, report, certification or accountants’ consent when and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1115(b)(1) or (b)(2) of the Asset Backed Securities Regulation, 17 C.F.R. §§229.1100-229.1123 (“Regulation AB”) with respect to certain reporting obligations of the depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Corridor Contract, and the Corridor Contract Counterparty fails to transfer the Corridor Contract, at its sole cost and expense, in whole, but not in part, to a counterparty that, (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the depositor and the issuing entity, (ii) satisfies any rating requirement set forth in the Corridor Contract, and (iii) is approved by the depositor (which approval will not be unreasonably withheld and which approval is not needed if such assignment is to a subsidiary of The Bear Stearns Companies, Inc., provided the depositor is given notice) and any rating agency, if applicable.

If the Corridor Contract is terminated early, the Corridor Contract Counterparty may owe a termination payment, payable in a lump sum. Any termination payment received from the Corridor Contract Counterparty will be paid to the trustee on behalf of the supplemental interest trust and will be deposited into the Corridor Contract Reserve Fund and applied on future Distribution Dates to pay any Yield Supplement Amount on the Class A-6 Certificates, until the Corridor Contract Termination Date. However, if a termination occurs, there can be no assurance that a termination payment will be paid to the trustee.

The pooling and servicing agreement does not provide for the substitution of a replacement Corridor Contract in the event of a termination of the Corridor Contract or in any other circumstance.

The significance percentage for the Corridor Contract is less than 10%. The “significance percentage” for the Corridor Contract is the percentage that the significance estimate of the Corridor Contract represents of the Class Certificate Balance of the related class of certificates. The “significance estimate” of a Corridor Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Corridor Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The Corridor Contract Counterparty, a Delaware corporation, is a bankruptcy remote derivatives product company based in New York, New York that has been established as a wholly owned subsidiary of The Bear Stearns Companies, Inc. The Corridor Contract Counterparty engages in a wide array of over-the-counter interest rate, currency, and equity derivatives, typically with counterparties who require a highly rated derivative provider. The Corridor Contract Counterparty has a ratings classification of “AAA” from Standard & Poor’s and “Aaa” from Moody’s Investors Service.

The offered certificates do not represent an obligation of the Corridor Contract Counterparty. The holders of the offered certificates are not parties to or beneficiaries under the Corridor Contract and will not have any right to proceed directly against the Corridor Contract Counterparty in respect of its obligations under the Corridor Contract.

The Corridor Contract will be filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K after the closing date.

The Corridor Contract Reserve Fund

The pooling and servicing agreement will require the trustee to establish an account (the “Corridor Contract Reserve Fund”), which will be held in trust by the supplemental interest trustee, on behalf of the holders of the Class A-6 Certificates. On the closing date, the depositor will cause $1,000 to be deposited in the Corridor Contract Reserve Fund. The Corridor Contract Reserve Fund will not be an asset of any REMIC or the issuing entity.

On each Distribution Date, the supplemental interest trustee, will deposit into the Corridor Contract Reserve Fund any amounts received in respect of the Corridor Contract for the related interest accrual period. On each Distribution Date, such amounts received in respect of the Corridor Contract will be distributed to the Class A-6 Certificates to the extent necessary to pay the current Yield Supplement Amount and any Yield Supplement Amount remaining unpaid from prior Distribution Dates. Any remaining amounts will remain in the Corridor Contract Reserve Fund and be used on future Distribution Dates to pay any Yield Supplement Amount. On the Distribution Date immediately following the date on which the Class Certificate Balance of the Class A-6 Certificates has been reduced to zero, all amounts remaining in the Corridor Contract Reserve Fund will be distributed to Citigroup Global Markets Inc.

For any Distribution Date, on or prior to the Corridor Contract Termination Date, the “Yield Supplement Amount” for the Class A-6 Certificates will be an amount equal to interest for the interest accrual period on the Class Certificate Balance of the Class A-6 Certificates immediately prior to such Distribution Date at a rate equal to the excess if any, of (i) the lesser of LIBOR and 9.15% over (ii) 5.40%.

Principal

General. All payments and other amounts received in respect of principal of the mortgage loans will be allocated as described under “— Priority of Distributions Among Certificates” between the Class PO Certificates, on the one hand, and the senior certificates (other than the notional amount certificates and the Class PO) and the mezzanine certificates and the subordinated certificates, on the other hand, in each case based on the applicable PO Percentage and the applicable Non-PO Percentage, respectively, of those amounts.

The Non-PO Percentage with respect to any mortgage loan with a net mortgage rate less than 5.75% (each a “Discount mortgage loan”) will be equal to the net mortgage rate divided by 5.75%. The Non-PO Percentage with respect to any mortgage loan with a net mortgage rate equal to or greater than 5.75% (each a “Non-Discount mortgage loan”) will be 100%. The PO Percentage with respect to any Discount mortgage loan will be equal to (5.75% minus the net mortgage rate) divided by 5.75%. The PO Percentage with respect to any Non-Discount mortgage loan will be 0%.

Non-PO Formula Principal Amount. On each Distribution Date, the Non-PO Formula Principal Amount will be distributed as principal of the senior certificates (other than the notional amount certificates and the Class PO Certificates) in an amount up to the Senior Principal Distribution Amount and as principal of the mezzanine certificates and the subordinated certificates, in an amount up to the Subordinated Principal Distribution Amount.

The “Non-PO Formula Principal Amount” for any Distribution Date will equal the sum of:

(i)	the sum of the applicable Non-PO Percentage of,

1.	all monthly payments of principal due on each mortgage loan on the related Due Date,

2.
the principal portion of the purchase price of each mortgage loan that was repurchased by the related seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

3.	the Substitution Adjustment Amount in connection with any deleted mortgage loan received with respect to the Distribution Date,

4.
any insurance proceeds or liquidation proceeds allocable to recoveries of principal of mortgage loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

5.
with respect to each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to the mortgage loan, and

6.	all partial and full principal prepayments by borrowers received during the related Prepayment Period, and

(ii)
(A) any Subsequent Recoveries received during the calendar month preceding the month of the Distribution Date, or (B) with respect to Subsequent Recoveries attributable to a Discount mortgage loan which incurred a Realized Loss after the Senior Credit Support Depletion Date, the Non-PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of such Distribution Date.

Class A-7 Accrual Amount. On each Distribution Date up to and including the related Accrual Termination Date, the amount of accrued interest on the Class A-7 Certificates added to its Class Certificate Balance (this is sometimes referred to as the “Class A-7 Accrual Amount”) will be distributed as principal in the following order:

(1) to the Class A-6 Certificates, in an amount up to the amount necessary to reduce its Class Certificate Balance to its Targeted Balance for that Distribution Date; and

(2) to the Class A-7 Certificates, until its Class Certificate Balance is reduced to zero.

Class A-8 Accrual Amount. On each Distribution Date up to and including the related Accrual Termination Date, the amount of accrued interest on the Class A-8 Certificates added to its Class Certificate Balance (this is sometimes referred to as the “Class A-8 Accrual Amount”) will be distributed as principal in the following order:

(1) to the Class A-6 Certificates, in an amount up to the amount necessary to reduce its Class Certificate Balance to its Targeted Balance for that Distribution Date;

(2) to the Class A-7 Certificates, until its Class Certificate Balance is reduced to zero;

(3) to the Class A-6 Certificates, without regard to its Targeted Balance for that Distribution Date, until its Class Certificate Balance is reduced to zero; and

(4) to the Class A-8 Certificates, until its Class Certificate Balance is reduced to zero.

Senior Principal Distribution Amount. On each Distribution Date, after distributions of the accrued amounts, the Non-PO Formula Principal Amount, up to the amount of the Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal of the following classes of senior certificates in the following order:

(1)  to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero;

(2) to the Class A-4 Certificates, the Priority Amount, until its Class Certificate Balance is reduced to zero; and

(3) concurrently, 50.0073603596% sequentially to the Class A-2 and A-9 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero, and 49.9926396404% in the following order:

(a) to the Class A-1 Certificates, in an amount up to the amount necessary to reduce its Class Certificate Balance to its Planned Balance for that Distribution Date;

(b) to the Class A-6 Certificates, in an amount up to the amount necessary to reduce its aggregate Class Certificate Balance to its Targeted Balance for that Distribution Date;

(c) to the Class A-7 Certificates, until its Class Certificate Balance is reduced to zero;

(d) to the Class A-6 Certificates, without regard to its Targeted Balance for that Distribution Date, until its Class Certificate Balance is reduced to zero;

(e) to the Class A-8 Certificates, until its Class Certificate Balance is reduced to zero;

(f) to the Class A-1 Certificates, without regard to its Planned Balance for that Distribution Date, until its Class Certificate Balances is reduced to zero; and

(g) to the Class A-3 Certificates, until its Class Certificate Balance is reduced to zero; and

(4) to the Class A-4 Certificates, with regard to the Priority Amount, until its Class Certificate Balance is reduced to zero.

Notwithstanding the foregoing, on each Distribution Date on and after the Senior Credit Support Depletion Date, the Non-PO Formula Principal Amount will be distributed, concurrently, as principal of the classes of senior certificates (other than the notional amount certificates and the Class PO Certificates), pro rata, in accordance with their respective Class Certificate Balances immediately before that Distribution Date.

The capitalized terms used herein shall have the following meanings:

“Priority Amount” for any Distribution Date will equal the sum of (i) the product of (A) the Senior Percentage (B) the Scheduled Principal Distribution Amount, (C) the Shift Percentage and (D) the Priority Percentage and (ii) the product of (A) the Senior Prepayment Percentage (B) the Unscheduled Principal Distribution Amount, (C) the Shift Percentage and (D) the Priority Percentage.

“Priority Percentage” for any Distribution Date will equal the percentage equivalent of a fraction, the numerator of which is the Class Certificate Balance of the Class A-4 Certificates immediately prior to such Distribution Date, and the denominator of which is the aggregate Class Certificate Balance of the senior certificates (other than the class PO and the notional amount certificates) immediately prior to that Distribution Date.

“Scheduled Principal Distribution Amount” for any Distribution Date will equal the Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for such Distribution Date.

“Unscheduled Principal Distribution Amount” for any Distribution Date will equal the sum of (i) with respect to each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of such Distribution Date, the applicable Non-PO Percentage of the liquidation proceeds allocable to principal received with respect to such mortgage loan and (ii) the applicable Non-PO Percentage of the amount described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for such Distribution Date and (iii) any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for such Distribution Date.

“Shift Percentage” for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 0%. Thereafter, the Shift Percentage for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, 30%; for any Distribution Date in the second year thereafter, 40%; for any Distribution Date in the third year thereafter, 60%; for any Distribution Date in the fourth year thereafter, 80%; and for any Distribution Date thereafter, 100%.

“Due Date” means, with respect to a mortgage loan, the day of the calendar month on which scheduled payments are due on that mortgage loan. With respect to any Distribution Date, the related Due Date is the first day of the calendar month in which that Distribution Date occurs.

“Prepayment Period” means, with respect to any Distribution Date and related Due Date, the period from the sixteenth day of the calendar month immediately preceding the month in which the Distribution Date occurs (or in the case of the first Distribution Date, from February 1, 2007) through the fifteenth day of the calendar month in which the Distribution Date occurs.

The “Senior Principal Distribution Amount” for any Distribution Date will equal the sum of

•
the Senior Percentage of the applicable Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date,

•	for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

•	the Senior Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the mortgage loan, and

•	the Senior Prepayment Percentage of the applicable Non-PO Percentage of the amount of the liquidation proceeds allocable to principal received on the mortgage loan, and

•	the sum of

•
the Senior Prepayment Percentage of the applicable Non-PO Percentage of amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date, and

•	the Senior Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for the Distribution Date.

If on any Distribution Date the allocation to the classes of senior certificates (other than the notional amount certificates and the Class PO Certificates) then entitled to distributions of principal would reduce the outstanding Class Certificate Balance of the class or classes below zero, the distribution to the classes of certificates of the Senior Percentage and Senior Prepayment Percentage of the related principal amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balances to zero.

“Stated Principal Balance” means for any mortgage loan and Due Date, the unpaid principal balance of the mortgage loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to:

•	the payment of principal due on the Due Date and irrespective of any delinquency in payment by the related borrower;

•	liquidation proceeds received through the end of the prior calendar month and allocable to principal;

•	prepayments of principal received through the last day of the related Prepayment Period; and

•	any Deficient Valuation previously applied to reduce the unpaid principal balance of the mortgage loan.

The “pool principal balance” equals the aggregate of the Stated Principal Balances of the mortgage loans.

“Deficient Valuation” means for any mortgage loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such mortgage loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.

The “Senior Percentage” for any Distribution Date is the percentage equivalent of a fraction, not to exceed 100%, the numerator of which is the aggregate of the Class Certificate Balances of each class of senior certificates (other than the notional amount certificates and the Class PO Certificates) immediately before the Distribution Date and the denominator of which is the aggregate of the Class Certificate Balances of all classes of certificates (other than the notional amount certificates and the Class PO Certificates) immediately before the Distribution Date.

The “Subordinated Percentage” for the mezzanine certificates and subordinated certificates on any Distribution Date will be calculated as the difference between 100% and the Senior Percentage for the Distribution Date.

The “Senior Prepayment Percentage” for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 100%. Thereafter, the Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraphs. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates (other than the notional amount certificates and the Class PO Certificates) which receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the pool principal balance evidenced by the mezzanine certificates and the subordinated certificates. Increasing the respective interest of the mezzanine and the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the mezzanine certificates and the subordinated certificates.

The “Subordinated Prepayment Percentage” as of any Distribution Date will be calculated as the difference between 100% and the Senior Prepayment Percentage.

The Senior Prepayment Percentage for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows:

•	for any Distribution Date in the first year thereafter, the Senior Percentage plus 70% of the Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the second year thereafter, the Senior Percentage plus 60% of the Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the third year thereafter, the Senior Percentage plus 40% of the Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the fourth year thereafter, the Senior Percentage plus 20% of the Subordinated Percentage for the Distribution Date; and

•	for any Distribution Date thereafter, the Senior Percentage for the Distribution Date;

provided, however, that if on any Distribution Date the Senior Percentage exceeds the initial Senior Percentage, then the Senior Prepayment Percentage for the Distribution Date will equal 100%.

Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage will occur unless both of the step down conditions listed below are satisfied:

•
the outstanding principal balance of all mortgage loans delinquent 60 days or more (including mortgage loans in foreclosure, real estate owned by the issuing entity and mortgage loans the mortgagors of which are in bankruptcy) (averaged over the preceding six month period), as a percentage of the aggregate Class Certificate Balance of the mezzanine and the subordinated certificates immediately prior to the Distribution Date, does not equal or exceed 50%, and

•	cumulative Realized Losses on the mortgage loans do not exceed:

•	commencing with the Distribution Date on the fifth anniversary of the first Distribution Date,

30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

•	commencing with the Distribution Date on the sixth anniversary of the first Distribution Date, 35% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

•	commencing with the Distribution Date on the seventh anniversary of the first Distribution Date, 40% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

•
commencing with the Distribution Date on the eighth anniversary of the first Distribution Date, 45% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date, and

•	commencing with the Distribution Date on the ninth anniversary of the first Distribution Date, 50% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date.

Subordinated Principal Distribution Amount. On each Distribution Date, to the extent of Available Funds therefor, the Non-PO Formula Principal Amount, up to the amount of the Subordinated Principal Distribution Amount for the Distribution Date, will be distributed as principal of the mezzanine certificates and the subordinated certificates. Except as provided in the next paragraph, the mezzanine certificates and each class of subordinated certificates will be entitled to receive its pro rata share of the Subordinated Principal Distribution Amount (based on its respective Class Certificate Balance), in each case to the extent of the amount available from Available Funds for distribution of principal. Distributions of principal of the mezzanine certificates and the subordinated certificates will be made sequentially first to the mezzanine certificates and then to the classes of subordinated certificates in the order of their distribution priorities, beginning with the Class M Certificates, until their respective Class Certificate Balances are reduced to zero.

With respect to the mezzanine certificates or each class of subordinated certificates (other than the mezzanine certificates or the class of subordinated certificates then outstanding with the highest priority of distribution), if on any Distribution Date the Applicable Credit Support Percentage is less than the Original Applicable Credit Support Percentage, no distribution of partial principal prepayments and principal prepayments in full will be made to any of those classes (the “Restricted Classes”). The amount of partial principal prepayments and principal prepayments in full otherwise distributable to the Restricted Classes will be allocated among the mezzanine certificates and the remaining classes of subordinated certificates, pro rata, based upon their respective Class Certificate Balances, and distributed in the sequential order described above.

For any Distribution Date and the mezzanine certificates or any class of subordinated certificates, the “Applicable Credit Support Percentage” is equal to the sum of the related Class Subordination Percentages of the subject class and all classes of mezzanine and subordinated certificates which have lower distribution priorities than such class.

For any Distribution Date and the mezzanine certificates or any class of subordinated certificates, the “Original Applicable Credit Support Percentage” is equal to the Applicable Credit Support Percentage for such class on the date of issuance of the certificates.

The “Class Subordination Percentage” with respect to any Distribution Date and the mezzanine certificates and each class of subordinated certificates will equal the fraction (expressed as a percentage) the numerator of which is the Class Certificate Balance of that class of certificates immediately before the Distribution Date and the denominator of which is the aggregate of the Class Certificate Balances of all classes of certificates immediately before the Distribution Date.

On the date of issuance of the certificates, the characteristics listed below are expected to be as follows:

	Beneficial Interest in Issuing Entity	Initial Credit Enhancement Level	Original Applicable Credit Support Percentage
Senior Certificates	94.50%	5.50%	N/A
Class M-A	0.05%	5.45%	5.50%
Class M	2.60%	2.85%	5.45%
Class B-1	0.95%	1.90%	2.85%
Class B-2	0.70%	1.20%	1.90%
Class B-3	0.50%	0.70%	1.20%
Class B-4	0.35%	0.35%	0.70%
Class B-5	0.35%	0.00%	0.35%

For purposes of calculating the Applicable Credit Support Percentages of the mezzanine certificates and the subordinated certificates, the Class M-A Certificates will be considered to have a lower numerical class designation and a higher distribution priority than each class of subordinated certificates and the Class M Certificates will be considered to have a lower numerical class designation and a higher distribution priority than each class of Class B Certificates . Within the Class B Certificates, the distribution priorities are in numerical order.

The “Subordinated Principal Distribution Amount” for any Distribution Date will equal:

•	the sum of

•
the Subordinated Percentage of the applicable Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date,

•
for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the applicable Non-PO Percentage of the remaining liquidation proceeds allocable to principal received on the mortgage loan, after application of the amounts pursuant to the second bulleted item of the definition of Senior Principal Distribution Amount up to the Subordinated Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the mortgage loan,

•
the Subordinated Prepayment Percentage of the applicable Non-PO Percentage of the amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date, and

•	the Subordinated Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for that Distribution Date,

•	reduced by the amount of any payments in respect of Class PO Deferred Amounts on the related Distribution Date.

Class PO Principal Distribution Amount. On each Distribution Date, distributions of principal of the Class PO Certificates will be made in an amount equal to the lesser of (x) the PO Formula Principal Amount for that Distribution Date and (y) the product of:

•	Available Funds remaining after distribution and accretion of interest on the senior certificates, and

•	a fraction, the numerator of which is the PO Formula Principal Amount and the denominator of which is the sum of the PO Formula Principal Amount and the Senior Principal Distribution Amount.

If the Class PO Principal Distribution Amount on a Distribution Date is calculated as provided in clause (y) above, principal distributions to holders of the senior certificates (other than the notional amount certificates and the Class PO Certificates) will be in an amount equal to the product of Available Funds remaining after distribution and accretion of interest on the senior certificates and a fraction, the numerator of which is the Senior Principal Distribution Amount and the denominator of which is the sum of the Senior Principal Distribution Amount and the PO Formula Principal Amount.

The “PO Formula Principal Amount” for any Distribution Date will equal the sum of:

•	the sum of the applicable PO Percentage of

•	all monthly payments of principal due on each mortgage loan on the related Due Date,

•
the principal portion of the purchase price of each mortgage loan that was repurchased by the related seller or another person pursuant to the pooling and servicing agreement as of that Distribution Date,

•	the Substitution Adjustment Amount in connection with any deleted mortgage loan received for that Distribution Date,

•
any insurance proceeds or liquidation proceeds allocable to recoveries of principal of mortgage loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of that Distribution Date,

•
for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of that Distribution Date, the amount of liquidation proceeds allocable to principal received on the mortgage loan, and

•	all partial and full principal prepayments by borrowers received during the related prepayment period, and

•
with respect to Subsequent Recoveries attributable to a Discount mortgage loan which incurred a Realized Loss after the Senior Credit Support Depletion Date, the PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of that Distribution Date.

Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity shall exist, whether or not the Class A-R Certificates are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to receive certain amounts as described in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Losses

On each Distribution Date, the applicable PO Percentage of any Realized Loss on a Discount mortgage loan will be allocated to the Class PO Certificates until its Class Certificate Balance is reduced to zero. The amount of any Realized Loss allocated to the Class PO Certificates on or before the Senior Credit Support Depletion Date will be treated as a Class PO Deferred Amount. To the extent funds are available on the Distribution Date or on any future Distribution Date from amounts that would otherwise be allocable to the Subordinated Principal Distribution Amount, Class PO Deferred Amounts will be paid on the Class PO Certificates before distributions of principal on the mezzanine and subordinated certificates. Any distribution of Available Funds in respect of unpaid Class PO Deferred Amounts will not further reduce the Class Certificate Balance of the Class PO Certificates. The Class PO Deferred Amounts will not bear interest. The Class Certificate Balance of the class of subordinated certificates then outstanding with the lowest distribution priority, or the Class Certificate Balance of the mezzanine certificates if no class of subordinated certificates is outstanding, will be reduced by the amount of any payments in respect of Class PO Deferred Amounts. After the Senior Credit Support Depletion Date, no new Class PO Deferred Amounts will be created.

On each Distribution Date, the applicable Non-PO Percentage of any Realized Loss will be allocated:

•
first, to the subordinated certificates, in the reverse order of their distribution priority (beginning with the class of subordinated certificates then outstanding with the lowest distribution priority), in each case until the Class Certificate Balance of the respective class of certificates has been reduced to zero,

•	second, to the mezzanine certificates until its certificate balance is reduced to zero; and

•
third, to the classes of senior certificates (other than the notional amount certificates and the Class PO Certificates), pro rata, based upon their respective Class Certificate Balances, or, in the case of the Class A-7 and Class A-8 Certificates, on the basis of the lesser of their respective Class Certificate Balances immediately prior to that Distribution Date and their initial Class Certificate Balances, until their Class Certificate Balances are reduced to zero.

For purposes of allocating losses to the mezzanine certificates and the subordinated certificates, the Class M-A Certificates will be considered to have a lower numerical class designation and a higher distribution priority than each class of subordinated certificates and the Class M Certificates will be considered to have a lower numerical class designation and a higher distribution priority than each class of Class B Certificates . Within the Class B Certificates, the distribution priorities are in numerical order.

The Senior Credit Support Depletion Date is the date on which the Class Certificate Balance of each class of subordinated certificates has been reduced to zero.

Because principal distributions are paid to some classes of certificates (other than the notional amount certificates and the Class PO Certificates) before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the mortgage loans than holders of classes that are entitled to receive principal earlier.

In general, a “Realized Loss” means, for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the mortgage loan exceeds the amount of liquidation proceeds applied to the principal balance of the related mortgage loan. See “Credit Enhancement — Subordination” in the prospectus.

A “Liquidated Mortgage Loan” is a defaulted mortgage loan as to which the master servicer has determined that all recoverable liquidation and insurance proceeds have been received.

“Subsequent Recoveries” are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of receipt of such recoveries.

The Mortgage Pool

The following information sets forth certain characteristics of the mortgage loans as of the cut-off date. Other than with respect to rates of interest, percentages (approximate) are stated in each case by aggregate Stated Principal Balance of the mortgage loans as of the cut-off date. Due to rounding, the sum in any column of the following tables may not equal the indicated value.

Mortgage Rates(1)

Mortgage Rate (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
5.125	1	$216,724.15	0.06%	216,724.15	478	624	65.76
5.375	4	707,015.26	0.19	176,753.82	479	749	63.99
5.500	27	6,057,655.27	1.63	224,357.60	479	707	58.54
5.625	27	7,510,261.56	2.02	278,157.84	479	718	67.87
5.635	3	748,636.43	0.20	249,545.48	480	637	88.01
5.750	47	12,262,319.77	3.31	260,900.42	479	704	65.41
5.860	1	260,000.00	0.07	260,000.00	480	692	89.66
5.875	101	26,094,300.16	7.03	258,359.41	479	708	66.17
5.990	2	558,079.66	0.15	279,039.83	480	715	79.30
6.000	111	29,478,396.30	7.95	265,571.14	479	717	68.48
6.085	1	191,912.98	0.05	191,912.98	479	646	82.05
6.090	1	257,550.00	0.07	257,550.00	480	693	85.00
6.125	99	26,527,803.43	7.15	267,957.61	479	711	72.04
6.160	1	195,500.00	0.05	195,500.00	480	703	85.00
6.210	1	321,859.00	0.09	321,859.00	479	698	81.52
6.215	1	244,800.00	0.07	244,800.00	480	665	85.00
6.235	1	178,000.00	0.05	178,000.00	480	689	89.00
6.250	236	67,082,875.17	18.08	284,249.47	479	716	70.93
6.255	1	333,300.00	0.09	333,300.00	480	739	93.89
6.320	1	193,900.00	0.05	193,900.00	480	750	94.59
6.370	1	234,800.00	0.06	234,800.00	480	704	88.27
6.375	179	51,988,121.80	14.01	290,436.43	479	715	70.85
6.380	1	118,750.00	0.03	118,750.00	480	670	95.00
6.385	2	833,000.00	0.22	416,500.00	480	665	87.25
6.410	2	279,071.29	0.08	139,535.65	478	725	87.06
6.485	2	524,764.81	0.14	262,382.41	479	681	84.71
6.500	160	49,469,205.53	13.34	309,182.53	479	713	72.27

Mortgage Rate (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
6.505	1	152,000.00	0.04	152,000.00	480	671	95.00
6.510	1	351,500.00	0.09	351,500.00	480	737	95.00
6.535	2	469,871.81	0.13	234,935.91	479	767	82.47
6.610	1	265,891.32	0.07	265,891.32	479	632	84.18
6.625	88	24,344,427.02	6.56	276,641.22	479	704	77.11
6.635	1	207,667.56	0.06	207,667.56	477	777	90.00
6.710	1	484,315.42	0.13	484,315.42	479	694	85.00
6.750	94	26,436,570.68	7.13	281,240.11	479	702	75.45
6.875	75	18,974,261.73	5.11	252,990.16	479	700	73.79
6.935	2	329,798.94	0.09	164,899.47	479	670	90.00
6.945	1	189,050.00	0.05	189,050.00	480	719	95.00
7.000	15	4,792,226.24	1.29	319,481.75	480	701	69.96
7.125	6	2,397,826.97	0.65	399,637.83	480	695	78.54
7.250	9	1,992,757.23	0.54	221,417.47	480	678	79.98
7.375	5	983,051.81	0.26	196,610.36	475	689	76.68
7.500	8	2,664,157.26	0.72	333,019.66	479	683	76.26
7.625	4	1,092,696.05	0.29	273,174.01	479	669	67.70
7.750	4	926,100.00	0.25	231,525.00	480	691	75.63
7.875	1	115,572.67	0.03	115,572.67	479	670	80.00
7.935	1	103,500.00	0.03	103,500.00	480	699	90.00
8.000	1	252,000.00	0.07	252,000.00	478	644	80.00
8.250	1	189,000.00	0.05	189,000.00	480	651	90.00
8.500	2	353,813.00	0.10	176,906.50	479	684	76.60
8.625	1	28,400.00	0.01	28,400.00	480	763	80.00
Total	1,339	$370,965,058.28	100.00%

(1)
The lender acquired mortgage insurance mortgage loans are shown in the preceding table at the mortgage rates net of interest premium charge by the related lenders. As of the cut-off date, the weighted average mortgage rate of the mortgage loans (net of such premiums) was approximately 6.342% per annum. Without the adjustment, the weighted average mortgage rate of the mortgage loans was approximately 6.351% per annum.

Current Mortgage Loan Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0.01 - 50,000.00	4	$164,878.10	0.04%	41,219.53	6.703	480	740	60.13
50,000.01 - 100,000.00	84	7,026,666.23	1.89	83,650.79	6.376	478	718	59.10
100,000.01 - 150,000.00	175	22,577,045.09	6.09	129,011.69	6.428	479	701	66.54
150,000.01 - 200,000.00	203	35,648,706.76	9.61	175,609.39	6.350	479	702	70.01
200,000.01 - 250,000.00	212	47,714,745.81	12.86	225,069.56	6.273	479	701	68.63
250,000.01 - 300,000.00	177	48,776,018.71	13.15	275,570.73	6.334	479	705	71.44
300,000.01 - 350,000.00	128	41,436,471.12	11.17	323,722.43	6.274	479	706	71.40
350,000.01 - 400,000.00	136	51,049,839.74	13.76	375,366.47	6.284	479	714	73.92
400,000.01 - 450,000.00	69	29,194,950.16	7.87	423,115.22	6.329	479	718	72.90
450,000.01 - 500,000.00	61	28,975,577.59	7.81	475,009.47	6.461	480	724	74.83
500,000.01 - 550,000.00	26	13,599,431.46	3.67	523,055.06	6.436	480	708	76.69
550,000.01 - 600,000.00	25	14,415,813.09	3.89	576,632.52	6.462	479	719	74.68
600,000.01 - 650,000.00	14	8,801,205.74	2.37	628,657.55	6.461	480	704	76.13
650,000.01 - 700,000.00	4	2,726,901.18	0.74	681,725.30	6.532	479	717	74.58
700,000.01 - 750,000.00	2	1,483,591.81	0.40	741,795.91	6.375	479	769	63.35
750,000.01 - 1,000,000.00	15	12,792,863.09	3.45	852,857.54	6.461	479	728	73.38
1,000,000.01 - 1,500,000.00	4	4,580,352.60	1.23	1,145,088.15	6.592	479	723	68.80
Total	1,339	$370,965,058.28	100.00%

(1)	As of the cut-off date, the average current mortgage loan principal balance of the mortgage loans was approximately $277,046.

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
619 and Below	21	$5,327,365.46	1.44%	253,684.07	6.120	479	610	65.84
620 - 639	109	27,760,843.52	7.48	254,686.64	6.327	479	631	71.60
640 - 659	142	35,124,932.51	9.47	247,358.68	6.402	479	650	71.79
660 - 679	172	43,529,184.42	11.73	253,076.65	6.451	479	670	74.54
680 - 699	167	49,336,111.73	13.30	295,425.82	6.407	479	690	73.37
700 - 719	192	53,470,120.73	14.41	278,490.21	6.357	479	709	72.61
720 and Above	536	156,416,499.91	42.16	291,821.83	6.304	479	759	69.97
Total	1,339	$370,965,058.28	100.00%

(1)	As of the cut-off date, the weighted average FICO Credit Score of the mortgagors related to the mortgage loans was approximately 710.

Documentation Programs

Type of Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
CLUES Plus	26	$6,809,931.20	1.84%	261,920.43	6.181	479	696	75.81
Full/Alternative	814	203,910,506.07	54.97	250,504.31	6.249	479	705	71.45
No Income/No Asset	38	8,329,649.10	2.25	219,201.29	6.644	479	709	64.41
No Ratio	22	6,678,883.93	1.80	303,585.63	6.523	479	714	72.96
Preferred	124	49,305,290.05	13.29	397,623.31	6.287	479	751	69.03
Reduced	272	85,090,233.17	22.94	312,831.74	6.578	479	702	73.84
Stated Income/Stated Asset	42	10,696,564.76	2.88	254,680.11	6.559	479	693	69.52
Streamlined	1	144,000.00	0.04	144,000.00	6.250	480	720	80.00
Total	1,339	$370,965,058.28	100.00%

Original Loan-to-Value Ratios(1)(2)

Range of Original Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
50.00 or Less	158	$30,536,156.94	8.23%	193,266.82	6.179	479	726	40.06
50.01 - 55.00	57	14,539,840.71	3.92	255,084.92	6.179	479	717	52.64
55.01 - 60.00	75	19,953,370.53	5.38	266,044.94	6.207	479	710	57.59
60.01 - 65.00	79	19,742,243.14	5.32	249,901.81	6.255	479	711	62.54
65.01 - 70.00	149	45,724,938.02	12.33	306,878.78	6.312	479	715	68.31
70.01 - 75.00	143	44,021,771.54	11.87	307,844.56	6.350	479	700	73.30
75.01 - 80.00	572	168,644,492.88	45.46	294,833.03	6.401	479	710	79.24
80.01 - 85.00	27	7,320,144.45	1.97	271,116.46	6.615	479	690	83.85
85.01 - 90.00	53	13,871,336.17	3.74	261,723.32	6.537	479	687	88.64
90.01 - 95.00	26	6,610,763.90	1.78	254,260.15	6.561	479	713	94.19
Total	1,339	$370,965,058.28	100.00%

(1)	As of the cut-off date, the weighted average original Loan-to-Value Ratio of the mortgage loans was approximately 71.58%.
(2)	Does not take into account any secondary financing on the mortgage loans that may exist at the time of origination.

Original Combined Loan-to-Value Ratios(1)(2)

Range of Original Combined Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
50.00 or Less	153	$29,260,491.00	7.89%	191,245.04	6.187	479	725	39.96
50.01 - 55.00	58	14,615,423.20	3.94	251,990.06	6.170	479	717	52.13
55.01 - 60.00	72	18,265,337.46	4.92	253,685.24	6.181	479	712	57.38
60.01 - 65.00	79	19,323,941.18	5.21	244,606.85	6.241	479	709	62.17
65.01 - 70.00	143	43,966,583.93	11.85	307,458.63	6.310	479	716	68.11
70.01 - 75.00	133	41,363,520.46	11.15	311,003.91	6.354	479	700	73.31
75.01 - 80.00	312	97,718,415.58	26.34	313,200.05	6.359	479	709	78.53
80.01 - 85.00	51	14,981,116.29	4.04	293,747.38	6.484	479	706	80.53
85.01 - 90.00	142	42,016,253.69	11.33	295,889.11	6.444	479	703	81.88
90.01 - 95.00	82	21,929,148.24	5.91	267,428.64	6.454	479	704	83.18
95.01 - 100.00	114	27,524,827.25	7.42	241,445.85	6.549	480	718	79.95
Total	1,339	$370,965,058.28	100.00%

(1)	As of the cut-off date, the weighted average original Combined Loan-to-Value Ratio of the mortgage loans was approximately 74.77%.
(2)	Takes into account any secondary financing on the mortgage loans that may exist at the time of origination.

Geographic Distribution of Mortgaged Properties(1)

State	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Arizona	62	$13,063,859.53	3.52%	210,707.41	6.265	479	710	72.20
California	510	171,108,097.01	46.13	335,506.07	6.283	479	714	68.27
Florida	131	28,887,073.49	7.79	220,512.01	6.369	479	696	72.27
Hawaii	25	8,706,258.07	2.35	348,250.32	6.192	479	700	64.88
Maryland	47	13,838,965.60	3.73	294,446.08	6.386	479	709	74.43
Massachusetts	35	10,228,932.35	2.76	292,255.21	6.364	479	696	74.16
Nevada	44	10,155,859.36	2.74	230,814.99	6.309	479	711	73.45
New Jersey	36	10,708,057.98	2.89	297,446.06	6.591	479	714	75.65
New York	53	19,696,802.25	5.31	371,637.78	6.466	479	715	73.47
Washington	46	12,866,331.34	3.47	279,702.86	6.357	480	713	77.78
Other (less than 2%)	350	71,704,821.30	19.33	204,870.92	6.471	479	707	76.45
Total	1,339	$370,965,058.28	100.00%

(1)
The Other row in the preceding table includes 35 other states and the District of Columbia with under 2% concentrations individually. As of the cut-off date, no more than approximately 0.773% of the mortgage loans were secured by mortgaged properties located in any one postal zip code area.

Loan Purpose

Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Refinance (Cash-Out)	767	$208,916,374.91	56.32%	272,381.19	6.326	479	700	68.98
Purchase	259	72,346,178.50	19.50	279,328.87	6.401	479	729	78.12
Refinance (Rate/Term)	313	89,702,504.87	24.18	286,589.47	6.369	479	718	72.35
Total	1,339	$370,965,058.28	100.00%

Types of Mortgaged Properties

Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
2 to 4 Family Residence	61	$22,966,365.50	6.19%	376,497.80	6.583	479	709	71.81
Co-operative	1	434,809.51	0.12	434,809.51	6.500	479	721	75.00
High-rise Condominium	6	1,834,667.77	0.49	305,777.96	6.366	480	750	74.14
Low-rise Condominium	77	16,101,319.37	4.34	209,108.04	6.402	479	720	69.92
Planned Unit Development	216	61,958,891.16	16.70	286,846.72	6.323	479	720	73.93
Single Family Residence	978	267,669,004.97	72.15	273,690.19	6.334	479	707	71.09
Total	1,339	$370,965,058.28	100.00%

Occupancy Types(1)

Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Investment Property	70	$13,142,877.71	3.54%	187,755.40	6.503	479	711	64.84
Primary Residence	1,250	353,081,507.54	95.18	282,465.21	6.344	479	710	71.82
Secondary Residence	19	4,740,673.03	1.28	249,509.11	6.468	480	740	71.97
Total	1,339	$370,965,058.28	100.00%

(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
480	601	$170,795,836.00	46.04%	284,186.08	6.374	710	72.42
479	579	163,755,449.27	44.14	282,824.61	6.328	710	71.44
478	119	28,228,158.66	7.61	237,211.42	6.317	710	68.08
477	20	4,182,625.42	1.13	209,131.27	6.460	708	68.37
476	7	1,871,041.33	0.50	267,291.62	6.268	705	78.48
475	4	382,328.47	0.10	95,582.12	6.736	719	49.28
473	1	212,879.19	0.06	212,879.19	6.500	692	80.00
472	2	279,381.24	0.08	139,690.62	6.375	638	69.24
471	1	184,505.87	0.05	184,505.87	5.625	756	21.82
469	1	306,312.57	0.08	306,312.57	6.250	738	60.99
468	1	333,526.89	0.09	333,526.89	7.375	727	77.91
464	1	256,270.23	0.07	256,270.23	6.875	796	78.18
456	1	90,564.56	0.02	90,564.56	6.875	720	65.36
441	1	86,178.58	0.02	86,178.58	6.250	770	11.00
Total	1,339	$370,965,058.28	100.00%

(1) As of the cut-off date, the weighted average remaining term to maturity of the mortgage loans was approximately 479 months.

Interest-Only Periods at Origination

Interest-Only Period (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0	1,271	$349,583,841.92	94.24%	275,046.30	6.340	479	710	71.29
120	68	21,381,216.36	5.76	314,429.65	6.533	479	709	76.29
Total	1,339	$370,965,058.28	100.00%

Prepayment Charge Periods at Origination

Prepayment Charge Period (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0	1,279	$352,250,952.59	94.96%	275,411.22	6.337	479	710	71.41
12	1	619,794.96	0.17	619,794.96	7.500	479	660	72.94
24	1	135,946.34	0.04	135,946.34	6.875	479	654	80.00
36	3	521,529.20	0.14	173,843.07	6.649	479	709	59.45
60	55	17,436,835.19	4.70	317,033.37	6.582	480	707	75.17
Total	1,339	$370,965,058.28	100.00%